EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Organization
Primus (Bermuda), Ltd. Primus Group Holdings, LLC Primus Financial Products, LLC Primus Asset Management, Inc. Primus Re, Ltd.	Bermuda Delaware Delaware Delaware Bermuda